Exhibit 1

CLINTON GROUP AND IMATION CORP. TO PROVIDE NOTICE OF ITS INTENTION TO NOMINATE THREE CANDIDATES FOR THE BOARD OF VIOLIN MEMORY

NEW YORK, January 8, 2016 /PRNewswire/ -- Clinton Group, Inc. ("Clinton Group" or "CGI") and Imation Corp. ("Imation"), both stockholders of Violin Memory, Inc. ("Violin Memory" or the "Company") (NASDAQ: VMEM), announced today that they will provide a notice of their intention to nominate the following individuals to the Company's Board of Directors (the "Board") at the Company's 2016 annual meeting of stockholders (the "2016 Annual Meeting"):

•	Ralph Schmitt, veteran chief executive of innovative technology companies and a turnaround expert, most recently leading the sale of OCZ Technology Group to Toshiba

•	Michael Wall, veteran chief executive in the technology space with extensive storage industry experience and a turnaround expert, who most recently lead the sale of Amplidata, N.V to Western Digital Corporation

•	Alex Spiro, an attorney at Brafman and Associates, faculty member of Harvard Law School, and member of the board of directors of Imation, a publicly-traded global data storage and information security company

"To be explicitly clear, the Clinton Group and Imation believe that Violin Memory should be sold to a strategic buyer well in advance of the 2016 Annual Meeting, and we will not impede the ongoing sale process in any way. At this point, we trust that the strategic sale process is moving toward a conclusion with the full support of the Board and the executive team. Fortunately, a sale of the Company can be successful despite what we view as a lack of sales execution. We continue to believe that the Company's technology is exceptional and essential to a number of potential large strategic buyers who intend on competing in flash-based storage. Looking at valuation multiples of acquired companies in the flash storage space – SolidFire, Whiptail and Virident; and trading multiples of public comparable companies (Nimble Storage and Pure Storage)– multi-party demand in an auction process can yield a significant premium to Company's stock price," stated Joseph A. De Perio, Senior Portfolio Manager, Activist Investments, at Clinton Group. "That being said, our nomination of Messrs. Schmitt, Wall and Spiro serves as a safety net for shareholders dissatisfied with the performance of the existing management team and leadership of the Company's Board. In the unlikely event that the Company's sale process is ongoing at the time of the 2016 Annual Meeting, our nominees pledge to complete the execution of the process in connection with ensuring that the Company's stockholders realize the full value of their investments."

About Clinton Group, Inc.

Clinton Group, Inc. is a diversified asset management firm that is a Registered Investment Advisor. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes.

About Imation Corp.

Imation's (NYSE: IMN) principal line of business is global data storage and information security. Imation's products and solutions help organizations and individuals store, manage and protect digital content. Imation's storage and security solutions include Nexsan high-density, archive and solid-state optimized unified hybrid storage solutions; IronKey™ mobile security solutions that address the needs of professionals for secure data transport and mobile workspaces; Connected Data file sync and share appliances. In addition, following the strategic review announced in October 2015, the Company expects to seek and explore new opportunities that will allow it to pursue a diverse range of business opportunities. For more information, visit www.imation.com.

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON SPECIAL OPPORTUNITIES MASTER FUND, L.P., CLINTON GROUP, INC., AND GEORGE E. HALL (COLLECTIVELY, "CLINTON"), IMATION CORP. (“IMATION”) AND RALPH SCHMITT, MICHAEL WALL, AND ALEX SPIRO (TOGETHER WITH CLINTON AND IMATION, THE "PARTICIPANTS") INTEND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF VIOLIN MEMORY, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2016 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND WILL BE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS WILL BE CONTAINED IN EXHIBIT 2 TO THE SCHEDULE 14A TO BE FILED BY CLINTON WITH THE SEC ON JANUARY 8, 2016. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

CONTACT: Clinton Group, Inc., +1-212-825-0400